Exhibit 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-76518, No. 333-70135, No. 333-82673, No. 333-35978 and No. 333-40256 on Form S-8 and No. 333-85662 on Form S-3 of M/I Homes, Inc. of our report dated March 9, 2004, appearing in and incorporated by reference in this Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2003.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Columbus, Ohio
March 10, 2004